Exhibit 99.1

EARNINGS RELEASE FOR THE QUARTER ENDED DECEMBER 31, 2009

NEWS CORPORATION REPORTS SECOND QUARTER

REVENUE GROWTH OF 10% TO $8.7 BILLION

NEW YORK, NY, February 2, 2010 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported financial results for the second quarter ended December 31, 2009. These results include a one-time $500 million pre-tax charge ($315 million or $0.12 per share, net of tax) related to the settlement of litigation filed against the Company’s Integrated Marketing Services business. The Company reported second quarter net income of $254 million ($0.10 per share) as compared to a net loss of $6.4 billion ($2.45 per share) in the second quarter a year ago. Excluding the net income effects in both years of one-time items, principally consisting of the litigation charge this year and the impairment charge we took last year, second quarter adjusted earnings per share1 this year are $0.25 as compared to the year ago result of $0.15.

In the quarter, total revenue increased by 10% to $8.7 billion as a result of double-digit percentage growth at the majority of business segments as compared to the same period a year ago. Excluding the litigation settlement charge, the Company reported total segment operating income of $1.2 billion, an increase of 44% compared with segment operating income of $839 million reported a year ago2. These results reflect growth at the Filmed Entertainment, Television, Cable Network Programming, Newspapers and Information Services and Book Publishing segments, partially offset by decreases at the Direct Broadcast Satellite Television and Other segments.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“Our strong top-line revenue growth demonstrates that News Corporation is emerging from this recession with renewed vigor and strength. Moreover, our underlying operating trends this quarter far outpace those of the same quarter last year. We continue to reap the benefits from the restructuring and cost containment measures we instituted before the downturn began and I am pleased that our unrelenting focus has translated to growth across our businesses that will reward stockholders for years to come.

“News Corporation’s leadership position in news, sports and entertainment stems from our unique ability to produce the high quality content that consumers and distributors demand. We have a strong management team that knows how to nurture our core businesses, while taking prudent, creative risks like Avatar that lead the industry forward. I have every confidence that News Corporation is entering a new period of sustained growth.”

1.	See page 12 for a reconciliation of reported net income and earnings per share to adjusted net income and adjusted earnings per share.

2.	Total segment operating income is a non-GAAP financial measure. See page 13 for a description of total segment operating income and for a reconciliation of total segment operating income to income (loss) before income tax expense. Prior year total segment operating income results have been conformed to the current year presentation.

REVIEW OF SEGMENT OPERATING RESULTS

Total Segment Operating Income

	3 Months Ended December 31,			6 Months Ended December 31,
	2009		2008	2009		2008
	US $ Millions
Filmed Entertainment	$324		$112	$715		$363
Television	29		(2)	67		82
Cable Network Programming	604		448	1,117		798
Direct Broadcast Satellite Television	(30)		10	98		175
Integrated Marketing Services	(414	)*	86	(341	)*	154
Newspapers and Information Services	259		200	284		341
Book Publishing	65		23	85		26
Other	(125)		(38)	(251)		(139)

Total Segment Operating Income	$712	*	$839	$1,774	*	$1,800

*	Includes a litigation settlement charge of $500 million. Excluding this charge, total segment operating income is $1,212 million and $2,274 million for the three and six months ended December 31, 2009, respectively.

Filmed Entertainment

The Filmed Entertainment segment reported fiscal second quarter segment operating income of $324 million, nearly tripling the $112 million reported in the same period a year ago. This year’s second quarter results reflect several worldwide home entertainment successes, including Ice Age: Dawn of the Dinosaurs, X-Men Origins: Wolverine and Night at the Museum: Battle of the Smithsonian, as well as the pay-TV performance of Taken. The current quarter film results also include launch costs for the successful worldwide theatrical release of Avatar and Alvin and the Chipmunks: The Squeakuel. Avatar, which has surpassed Titanic as the highest grossing film of all time, has already garnered more than $2 billion worldwide and remains the number one box office draw after seven weeks in release. Alvin and the Chipmunks: The Squeakuel has generated over $400 million in worldwide box office receipts to date.

Television

The Television segment reported second quarter segment operating income of $29 million, compared to the segment operating loss of $2 million reported the same period a year ago. The improved results reflect increased contributions from the Fox Television Stations (FTS) and reduced losses at MyNetworkTV which were partially offset by lower contributions from FOX Broadcasting Company.

FTS’ second quarter operating income increased 19% from the same period a year ago reflecting improved overall local advertising trends, particularly in the telecom and retail sectors, and increased advertising during the Major League Baseball American League Championship Series and World Series. These increases were achieved despite lower comparative political advertising revenue. FTS achieved record market share for the fiscal second quarter, with FTS revenues up 6% for the quarter compared to estimated market declines of approximately 2%.

FOX Broadcasting Company’s second quarter results were lower due to higher programming costs driven by increased license fees for returning series and sports that more than offset higher advertising revenue.

Cable Network Programming

Cable Network Programming reported second quarter segment operating income of $604 million, an increase of $156 million over the second quarter a year ago. The 35% growth primarily reflects increased contributions from FOX News Channel (FNC), the Regional Sports Networks (RSNs), the Fox International Channels and STAR.

FNC achieved its highest ever quarterly profit and increased its operating income 51% versus the second quarter a year ago primarily from affiliate revenue rate increases. During the quarter, viewership at FNC was 197% greater than its nearest competitor in primetime and 136% higher on a 24-hour basis, reflecting FNC’s broadcasting the top thirteen shows in cable news.

At the Company’s other cable channels, operating profit increased 28% from the prior year’s second quarter results. Higher contributions at the RSNs were primarily the result of increased affiliate revenues. Increased contributions from the Fox International Channels were driven by affiliate and advertising revenue growth in Europe and Latin America. STAR’s second quarter operating results improved versus the same quarter a year ago on advertising revenue gains.

Direct Broadcast Satellite Television

SKY Italia reported a second quarter segment operating loss of $30 million, a decrease of $40 million versus the $10 million in operating income reported a year ago. Local currency revenue declined by 2% as a result of lower subscription revenue compared with the prior year quarter. Overall costs were flat as compared to the year ago quarter as higher soccer costs were offset by savings in other programming costs. The quarter-end subscriber base of 4.74 million declined by 63,000 compared with the previous quarter end, as gross subscriber additions of 150,000 in the quarter were more than offset by existing subscriber cancellations.

Integrated Marketing Services

The Integrated Marketing Services segment reported a second quarter segment operating loss of $414 million, as compared to the $86 million in operating income reported in the same quarter a year ago, reflecting this quarter’s $500 million litigation settlement charge. The Company announced that on January 30, 2010, it had settled a series of lawsuits filed against the Company’s News America Marketing unit with Valassis Communications Inc. for $500 million.

Newspapers and Information Services

The Newspapers and Information Services segment reported second quarter segment operating income of $259 million, an improvement of $59 million compared with the same period a year ago. The 30% growth was driven by increased advertising revenues at The Wall Street Journal and lower operating expenses throughout all the newspaper businesses from prior year restructuring efforts combined with a positive foreign exchange impact from the relative strengthening of the Australian dollar against the U.S. dollar.

The U.K. newspaper group reported higher second quarter operating income contributions compared to the year ago quarter due to cost savings from lower promotional expenses and cost containment initiatives. In local currency terms, advertising revenues were flat as compared to the prior year quarter and circulation revenues declined 5%.

The Australian newspaper group reported lower second quarter operating income, in local currency terms, versus the second quarter of fiscal 2009, primarily due to a 5% decline in advertising revenues, reflecting reduced classified advertising. Circulation revenues, in local currency terms, were down 3% compared with the prior year quarter. The reduced revenue contribution was partially offset by lower operating expenses.

Dow Jones’ second quarter operating results increased from the same period a year ago due to 5% higher advertising revenue at The Wall Street Journal’s print edition, 17% growth in advertising at The Wall Street Journal Digital Network, increased circulation revenue and reduced operating expenses. These improvements were partially offset by lower information services revenue.

Book Publishing

HarperCollins operating income of $65 million increased almost threefold compared to the same period a year ago due to higher sales at the General and the Children’s Book divisions which were partially offset by higher royalty and manufacturing costs. Second quarter results included strong sales of Going Rogue by Sarah Palin, Where the Wild Things Are by Maurice Sendak and The Vampire Diaries by L.J. Smith. During the quarter, HarperCollins had 48 books on The New York Times bestseller list, including seven titles that reached the number one spot.

Other

The Other segment reported a second quarter operating loss of $125 million, $87 million greater than the prior year. This increase reflects the absence of contributions from NDS Group Limited (NDS) resulting from the sale of a portion of the Company’s ownership stake in February 2009. The prior year quarter included NDS revenue and operating income of $188 million and $32 million, respectively. As a result of the sale, the Company’s portion of NDS operating results subsequent to February 5, 2009 is included within Equity earnings of affiliates. In addition, earnings contributions from the Digital Media Group decreased by $32 million from a year ago, principally due to lower search and advertising revenue.

IMPAIRMENT AND RESTRUCTURING CHARGES

In the prior year second quarter, the Company recorded a non-cash impairment charge of approximately $8.4 billion. The charge included a write-down of the Company’s indefinite-lived intangibles (primarily FCC licenses) of $4.6 billion and a write-down of $3.6 billion of goodwill.

In the current quarter, the Company recorded restructuring related charges of $10 million. The year ago quarter included $21 million of restructuring charges relating to the Australian and U.K. newspaper businesses.

OTHER, NET

	3 Months Ended December 31,		6 Months Ended December 31,
	2009	2008	2009	2008
	US $ Millions
Loss on digital media dispositions	$(29)	$—	$(29)	$—
Gain on sale of eight local US TV stations	—	—	—	232
Loss on the sale of eastern European TV stations	(19)	(100)	(19)	(100)
Change in fair value of exchangeable securities and other financial instruments	—	14	(4)	76
Other	(38)	(12)	(46)	(2)

Total Other, net	$(86)	$(98)	$(98)	$206

DIVIDENDS

The Company has declared a dividend of $0.075 per Class A share and Class B share, which represents a 25% increase over the previous dividend. This dividend is payable on April 14, 2010 with a record date for determining dividend entitlements of March 10, 2010.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Fiscal 2010 second quarter earnings from affiliates were $58 million as compared to $30 million in the same period a year ago. This improvement was primarily driven by higher BSkyB contributions as a result of the absence of the prior year write-down of its ITV investment.

The Company’s share of equity earnings (losses) of affiliates is as follows:

			3 Months Ended December 31,		6 Months Ended December 31,
	% Owned		2009	2008	2009	2008
			US $ Millions
BSkyB	39%	(a)	$81	$57	$162	$109
Other affiliates	Various	(b)	(23)	(27)	(72)	(438)

Total equity earnings (losses) of affiliates			$58	$30	$90	$(329)

(a)	Please refer to BSkyB’s earnings releases and SEC filings for detailed information.

(b)	Primarily comprised of Sky Deutschland, NDS (beginning in February 2009), and Australian and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	6 Months Ended December 31,
	2009	2008
Australian Dollar/U.S. Dollar	0.87	0.77
U.K. Pounds Sterling/U.S. Dollar	1.64	1.72
Euro/U.S. Dollar	1.45	1.41

To receive a copy of this press release through the Internet, access News Corp’s corporate Web site located at http://www.newscorp.com.

Audio from News Corp’s conference call with analysts on the second quarter results can be heard live on the Internet at 4:30 p.m. Eastern Standard Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092 Tony Santabarbara, Investor Relations 212-852-7840	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended December 31,		6 Months Ended December 31,
	2009	2008	2009	2008
	US $ Millions (except share related amounts)
Revenues	$8,684	$7,871	$15,883	$15,380
Operating expenses	(5,630)	(5,161)	(10,035)	(9,732)
Selling, general and administrative expenses	(2,043)	(1,588)	(3,478)	(3,269)
Depreciation and amortization	(299)	(283)	(596)	(579)
Impairment and restructuring charges	(10)	(8,465)	(30)	(8,473)
Equity earnings (losses) of affiliates	58	30	90	(329)
Interest expense, net	(269)	(231)	(514)	(452)
Interest income	16	20	41	60
Other, net	(86)	(98)	(98)	206

Income (loss) before income tax expense	421	(7,905)	1,263	(7,188)
Income tax (expense) benefit	(137)	1,514	(382)	1,333

Net income (loss)	284	(6,391)	881	(5,855)
Less: Net income attributable to noncontrolling interests	(30)	(26)	(56)	(47)

Net income (loss) attributable to News Corporation stockholders	$254	$(6,417)	$825	$(5,902)

Weighted average shares: basic	2,620	2,614	2,618	2,612
diluted	2,622	2,614	2,620	2,612
Net income (loss) attributable to News Corporation stockholders per share: basic	$0.10	$(2.45)	$0.32	$(2.26)
diluted	$0.10	$(2.45)	$0.31	$(2.26)

CONSOLIDATED BALANCE SHEETS

	December 31, 2009	June 30, 2009
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$7,266	$6,540
Receivables, net	7,516	6,287
Inventories, net	2,995	2,477
Other	558	532

Total current assets	18,335	15,836

Non-current assets:
Receivables	235	282
Investments	3,162	2,957
Inventories, net	3,506	3,178
Property, plant and equipment, net	6,220	6,245
Intangible assets, net	8,893	8,925
Goodwill	14,465	14,382
Other non-current assets	1,317	1,316

Total non-current assets	37,798	37,285

Total assets	$56,133	$53,121

Liabilities and Equity
Current liabilities:
Borrowings	$1,840	$2,085
Accounts payable, accrued expenses and other current liabilities	5,983	5,279
Participations, residuals and royalties payable	1,440	1,388
Program rights payable	1,124	1,115
Deferred revenue	806	772

Total current liabilities	11,193	10,639

Non-current liabilities:
Borrowings	13,435	12,204
Other liabilities	2,980	3,027
Deferred income taxes	3,330	3,276
Redeemable noncontrolling interests	365	343
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	18	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	17,283	17,354
Retained earnings and accumulated other comprehensive income	7,092	5,844

Total News Corporation stockholders’ equity	24,401	23,224
Noncontrolling interests	429	408

Total equity	24,830	23,632

Total liabilities and equity	$56,133	$53,121

CONSOLIDATED STATEMENTS OF CASH FLOWS

	6 Months Ended December 31,
	2009	2008
	US $ Millions
Operating activities:
Net income (loss)	$881	$(5,855)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	596	579
Amortization of cable distribution investments	45	42
Equity (earnings) losses of affiliates	(90)	329
Cash distributions received from affiliates	152	140
Impairment charges, net of tax of $1.7 billion	—	6,737
Other, net	98	(206)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	(1,172)	(519)
Inventories, net	(880)	(858)
Accounts payable and other liabilities	934	(784)

Net cash provided by (used in) operating activities	564	(395)

Investing activities:
Property, plant and equipment, net of acquisitions	(388)	(591)
Acquisitions, net of cash acquired	(93)	(462)
Investments in equity affiliates	(139)	(34)
Other investments	(64)	(33)
Proceeds from sale of investments and other non-current assets	36	973

Net cash used in investing activities	(648)	(147)

Financing activities:
Borrowings	1,010	47
Repayment of borrowings	(75)	(255)
Issuance of shares	21	4
Dividends paid	(183)	(177)
Purchase of subsidiary shares from noncontrolling interests	—	(11)
Other, net	2	18

Net cash provided by (used in) financing activities	775	(374)

Net increase (decrease) in cash and cash equivalents	691	(916)
Cash and cash equivalents, beginning of period	6,540	4,662
Exchange movement on opening cash balance	35	(125)

Cash and cash equivalents, end of period	$7,266	$3,621

SEGMENT INFORMATION

	3 Months Ended December 31,			6 Months Ended December 31,
	2009		2008	2009		2008
	US $ Millions
Revenues

Filmed Entertainment	$1,898		$1,485	$3,419		$2,744
Television	1,248		1,135	2,013		1,964
Cable Network Programming	1,756		1,492	3,362		2,946
Direct Broadcast Satellite Television	1,008		922	1,935		1,891
Integrated Marketing Services	291		284	558		543
Newspapers and Information Services	1,655		1,505	3,058		3,210
Book Publishing	381		305	691		620
Other	447		743	847		1,462

Total Revenues	$8,684		$7,871	$15,883		$15,380

Segment Operating Income (Loss) [2]

Filmed Entertainment	$324		$112	$715		$363
Television	29		(2)	67		82
Cable Network Programming	604		448	1,117		798
Direct Broadcast Satellite Television	(30)		10	98		175
Integrated Marketing Services	(414	)*	86	(341	)*	154
Newspapers and Information Services	259		200	284		341
Book Publishing	65		23	85		26
Other	(125)		(38)	(251)		(139)

Total Segment Operating Income	$712	*	$839	$1,774	*	$1,800

*	Includes a litigation settlement charge of $500 million. Excluding this charge, total segment operating income is $1,212 million and $2,274 million for the three and six months ended December 31, 2009, respectively.

2.	Total segment operating income is a non-GAAP financial measure. See page 13 for a description of total segment operating income and for a reconciliation of total segment operating income to income (loss) before income tax expense. Prior year total segment operating income results have been conformed to the current year presentation.

NOTE 1 – ADJUSTED NET INCOME AND ADJUSTED EPS

The calculation of net income and earnings per share excluding the Valassis litigation settlement, Impairment and restructuring charges, “Other, net” and the Company’s portion of BSkyB’s write-down of its ITV plc investment may not be comparable to similarly titled measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment. Net income and earnings per share excluding the Valassis litigation settlement, Impairment and restructuring charges, “Other, net” and the Company’s portion of BSkyB’s write-down of its ITV plc investment are not measures of performance under generally accepted accounting principles and should not be construed as substitutes for consolidated net income and earnings per share as determined under GAAP as a measure of performance. However, management uses these measures in comparing the Company’s historical performance and believes that they provide meaningful and comparable information to investors to assist in their analysis of our performance relative to prior periods and our competitors.

The Company uses net income and earnings per share excluding the Valassis litigation settlement, Impairment and restructuring charges, “Other, net” and the Company’s portion of BSkyB’s write-down of its ITV plc investment to evaluate the performance of the Company’s operations exclusive of certain items that impact the comparability of results from period to period.

Reconciliation of net income and diluted earnings per share before the Valassis litigation settlement, Impairment and restructuring charges, “Other, net” and the Company’s portion of BSkyB’s write-down of its ITV plc investment compared to GAAP net income and diluted earnings per share:

	3 Months Ended December 31, 2009		3 Months Ended December 31, 2008
	Net (loss) income	EPS	Net (loss) income	EPS
	(in US$ millions, except per share data)
As reported	$254	$0.10	$(6,417)	$(2.45)
Valassis litigation settlement (net of provision for income taxes of $185 for the three months ended December 31, 2009)	315	0.12	—	—
Impairment and restructuring charges (net of provision for income taxes of $3 and $1,714 for the three months ended December 31, 2009 and 2008, respectively)	7	—	6,751	2.58
Other, net (net of provision for income taxes of $18 and $47 for the three months ended December 31, 2009 and 2008, respectively)	68	0.03	51	0.02
ITV write-down (net of provision for income taxes of $8 for the three months ended December 31, 2008)	—	—	14	0.01
Rounding	—	—	—	(0.01)

As adjusted	$644	$0.25	$399	$0.15

NOTE 2 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income (loss), and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income (loss) before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income (loss), cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income (loss) before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income (loss) before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data.

Total segment operating income does not include: Impairment and restructuring charges, Equity earnings (losses) of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income (loss) before depreciation and amortization is defined as segment operating income (loss) plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income (loss) before depreciation and amortization.

The following table reconciles segment operating income before depreciation and amortization to income (loss) before income tax expense.

	3 Months Ended December 31,		6 Months Ended December 31,
	2009	2008	2009	2008
	US $ Millions
Segment Operating income before depreciation and amortization	$1,033	$1,141	$2,415	$2,421
Depreciation and amortization	(299)	(283)	(596)	(579)
Amortization of cable distribution investments	(22)	(19)	(45)	(42)

Total Segment Operating income	712	839	1,774	1,800
Impairment and restructuring charges	(10)	(8,465)	(30)	(8,473)
Equity earnings (losses) of affiliates	58	30	90	(329)
Interest expense, net	(269)	(231)	(514)	(452)
Interest income	16	20	41	60
Other, net	(86)	(98)	(98)	206

Income (loss) before income tax expense	$421	$(7,905)	$1,263	$(7,188)

	For the Three Months Ended December 31, 2009 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Filmed Entertainment	$347	$(23)	$—	$324
Television	49	(20)	—	29
Cable Network Programming	662	(36)	(22)	604
Direct Broadcast Satellite Television	42	(72)	—	(30)
Integrated Marketing Services	(412)	(2)	—	(414)
Newspapers and Information Services	349	(90)	—	259
Book Publishing	69	(4)	—	65
Other	(73)	(52)	—	(125)

Consolidated Total	$1,033	$(299)	$(22)	$712

	For the Three Months Ended December 31, 2008 (US $ Millions)
	Segment Operating income before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Filmed Entertainment	$135	$(23)	$—	$112
Television	18	(20)	—	(2)
Cable Network Programming	498	(31)	(19)	448
Direct Broadcast Satellite Television	66	(56)	—	10
Integrated Marketing Services	89	(3)	—	86
Newspapers and Information Services	276	(76)	—	200
Book Publishing	25	(2)	—	23
Other	34	(72)	—	(38)

Consolidated Total	$1,141	$(283)	$(19)	$839

	For the Six Months Ended December 31, 2009 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Filmed Entertainment	$761	$(46)	$—	$715
Television	108	(41)	—	67
Cable Network Programming	1,240	(78)	(45)	1,117
Direct Broadcast Satellite Television	236	(138)	—	98
Integrated Marketing Services	(336)	(5)	—	(341)
Newspapers and Information Services	461	(177)	—	284
Book Publishing	93	(8)	—	85
Other	(148)	(103)	—	(251)

Consolidated Total	$2,415	$(596)	$(45)	$1,774

	For the Six Months Ended December 31, 2008 (US $ Millions)
	Segment Operating income before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Filmed Entertainment	$409	$(46)	$—	$363
Television	122	(40)	—	82
Cable Network Programming	902	(62)	(42)	798
Direct Broadcast Satellite Television	291	(116)	—	175
Integrated Marketing Services	159	(5)	—	154
Newspapers and Information Services	507	(166)	—	341
Book Publishing	30	(4)	—	26
Other	1	(140)	—	(139)

Consolidated Total	$2,421	$(579)	$(42)	$1,800